COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	Dec. 20, 2010

Cooper Tire & Rubber Company Reports
Increased Investments in Mexico

Findlay, Ohio, Dec. 20, 2010 - Cooper Tire & Rubber Company (NYSE:CTB) today announced it will increase its ownership levels in its affiliated Mexico operations. As part of its long term strategy to produce high quality cost competitive products Cooper will raise its ownership level in Corporacion de Occidente SA de CV., to 58 percent from 38 percent upon closing of this transaction. This change is intended to be effective Jan. 1, 2011, and will result in the entity being fully consolidated starting in 2011 in the Company's financial results.

The Company will also be increasing its ownership of Cooper Tire & Rubber Company de Mexico SA de CV., to approximately 100 percent from 50 percent. This entity conducts sales and marketing in Mexico and will continue to be fully consolidated. The increase in ownership is the result of a capital call by the entity and conversion of an existing loan into equity.

Roy Armes, Chairman, CEO and President stated, "We are extremely pleased with the opportunity to increase our ownership at these entities. This action aligns with the Company's strategic plans and should allow us to continue investing and growing these important pieces of the Cooper organization."

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company with affiliates, subsidiaries and joint-ventures that specialize in the design, manufacture, marketing and sales of passenger car and light truck tires. The Company also has subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information on Cooper Tire, visit www.coopertire.com, www.facebook.com/coopertire, or twitter.com/coopertire.